Exhibit 99

Media Contact	July 31, 2007

HealthSouth: Andy Brimmer, 205-410-2777

The Gores Group: Frank Stefanik, 314-434-2984

HEALTHSOUTH CLOSES PREVIOUSLY ANNOUNCED TRANSACTIONS WITH THE

GORES GROUP FOR SALE OF ITS DIAGNOSTIC DIVISION

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE:HLS) announced today that it closed its previously announced transaction with The Gores Group to purchase HealthSouth’s Diagnostic Division.

With the close of the transaction, HealthSouth’s former Diagnostic Division is now Diagnostic Health Corporation, an independent diagnostic imaging company comprised of a network of 53 freestanding diagnostic imaging centers in 19 states and the District of Columbia. While not all services are provided at all sites, 80% of the centers are multi-modality facilities offering a combination of outpatient diagnostic imaging services, including MRI, CT, X-ray, ultrasound, mammography, fluoroscopy, and nuclear medicine services.

“This is one of the final steps in HealthSouth’s strategic plan to deleverage its balance sheet and reposition itself as a ‘pure-play,’ post-acute care provider. By reducing our long-term debt, we will be able to focus our resources on enhancing our preeminent position as the nation’s leader in inpatient rehabilitative care,” said HealthSouth President and CEO Jay Grinney. “We appreciate the dedication and professionalism displayed by the Diagnostic Division employees. We wish them continued success as they move forward as Diagnostic Health Corporation under the financial sponsorship of The Gores Group.”

This divestiture is part of HealthSouth's plan, announced in August 2006, to reposition the company as a “pure play” post-acute care provider with a focus on its Inpatient Rehabilitation Division. The net proceeds from this transaction will be used to pay down debt. Deutsche Bank Securities served as HealthSouth’s financial advisor for this transaction.

In addition, the previously announced transaction for the sale of HealthSouth’s corporate campus is now expected to close in the third quarter.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders and can be found on the Web at www.healthsouth.com.

About The Gores Group

Founded in 1987, The Gores Group is a private equity firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm's operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. The Gores Group has become a leading investor, having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. Headquartered in Los Angeles, California, The Gores Group maintains offices in Boulder, Colorado and London. For more information, please visit www.gores.com.

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